Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and among

ALBERTSONS COMPANIES, INC.

and

the other parties hereto

Dated as of                , 2020

- i -

- ii -

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is dated as of                , 2020 and is by and among Albertsons Companies, Inc. (the “Company”), Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and the Individual Stockholders (each as defined below).

BACKGROUND

WHEREAS, the Company, Albertsons Investor Holdings LLC (“AIH”) and KIM ACI LLC (“KIM ACI”) were party to that certain Stockholders’ Agreement, dated as of December 3, 2017, pursuant to which the Company granted registration rights to AIH, KIM ACI and distributees of shares of Common Stock, from AIH and KIM ACI (the “Stockholders Agreement”);

WHEREAS, the Company has filed that certain Registration Statement under the Securities Act on Form S-1 with the SEC, providing for the registration with the SEC of the sale of Common Stock by certain holders of Common Stock, including parties to this Agreement, which the SEC has declared effective on                , 2020 (the “ACI IPO”);

WHEREAS, in connection with the ACI IPO, each of AIH and KIM ACI have distributed to its equityholders shares of Common Stock owned by AIH and KIM (the “Distribution”);

WHEREAS, in connection with the Distribution and the ACI IPO, the Company, AIH and KIM ACI have terminated the Stockholders Agreement, and any registration rights contained therein are of no further force or effect;

WHEREAS, the Company now desires to grant registration rights to Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and the Individual Stockholders, who each own Common Stock after the ACI IPO and the Distribution, on the terms and conditions set out in this Agreement.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement:

“ACI IPO” has the meaning set forth in the recitals.

“Affiliate” has the meaning ascribed thereto in Rule 12b-2 promulgated under the Exchange Act, as in effect on the date hereof.

“Agreement” has the meaning set forth in the preamble.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Cerberus” means the entities listed on the signature pages hereto under the heading “Cerberus”.

“Cerberus Entities” means the entities comprising Cerberus, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Colony Financial” means the entities listed on the signature pages hereto under the heading “Colony Financial”.

“Colony Financial Entities” means the entities comprising Colony Financial, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Company” has the meaning set forth in the preamble, including any of its successors by merger, acquisition, reorganization, conversion or otherwise.

“Company Lock-Up” means those certain Lock-Up Agreements, dated the date hereof, by and among the Company and the respective Holders listed thereto.

“Common Stock” means the shares of common stock, par value $0.01 per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Demand Holders” means the Cerberus Entities, the Colony Financial Entities, the Kimco Entities, the Klaff Entities, the Lubert-Adler Entities and the Schottenstein Entities.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“FINRA” means Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means each member of Cerberus, Colony Financial, Kimco, Klaff, Lubert-Adler, Schottenstein and each Individual Stockholder that is a holder of Registrable Securities or securities exercisable, exchangeable or convertible into Registrable Securities or any Transferee of such Person to whom registration rights are assigned pursuant to Section 4.2.

“Indemnified Party” and “Indemnified Parties” have the meanings set forth in Section 3.1.

“Individual Stockholder” means those stockholders of the Company who are identified as Individual Stockholders on Schedule A hereto or any Transferee of such Person to whom registration rights are assigned pursuant to Section 4.2.

“Kimco” means the entities listed on the signature pages hereto under the heading “Kimco”.

“Kimco Entities” means the entities comprising Kimco, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Klaff” means the entities listed on the signature pages hereto under the heading “Klaff”.

“Klaff Entities” means the entities comprising Klaff, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Law” means any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority.

“Lock-Up” means any agreement pursuant to which a Holder agrees to limitations relating to the transfer of any Registrable Securities, including any agreement entered into with the Company, including pursuant to Section 2.11 hereof, or with any underwriters in connection with any underwritten offering.

“Lock-Up Period” means, with respect to any Lock-Up, the period during which the restrictions of such Lock-Up are in effect.

“Lubert-Adler” means the entities listed on the signature pages hereto under the heading “Lubert-Adler”.

“Lubert-Adler Entities” means the entities comprising Lubert-Adler, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any Governmental Authority or any department, agency or political subdivision thereof.

“Post-IPO Total Outstanding Common Stock” means all of the shares of Common Stock outstanding as of immediately after the closing of the ACI IPO and after giving effect to any repurchase of Common Stock by the Company with the proceeds from the offering of preferred stock of the Company concurrent with the ACI IPO.

“Registrable Securities” means all shares of Common Stock acquired prior to, on or after the date of closing of the ACI IPO, and any securities into which such Common Stock may be converted or exchanged pursuant to any merger, consolidation, sale of all or any part of its assets, corporate conversion or other extraordinary transaction of the Company, that are in each case held by a Holder (including any such securities received by a Holder upon the conversion or exchange of, or pursuant to a transaction with respect to, such Common Stock or other securities). As to any Registrable Securities, such Securities will cease to be Registrable Securities when:

(a) a registration statement covering such Registrable Securities has been declared effective and such Registrable Securities have been disposed of pursuant to such effective registration statement;

(b) such Registrable Securities shall have been sold pursuant to Rule 144 or 145 (or any similar provision then in effect) under the Securities Act;

(c) such Registrable Securities are eligible to be resold without regard to the volume or public information requirements of Rule 144 and the resale of such Registrable Securities is not prohibited by the Company Lock-Up; or

(d) such Registrable Securities cease to be outstanding.

“Registration Expenses” means any and all expenses incurred in connection with the Company’s performance of or compliance with this Agreement, including:

(a) all SEC, stock exchange, or FINRA registration and filing fees;

(b) all fees and expenses of complying with securities or blue sky Laws (including fees and disbursements of one counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities);

(c) all printing, messenger and delivery expenses;

(d) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or FINRA;

(e) the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits and/or “cold comfort” letters required by or incident to such performance and compliance;

(f) any fees and disbursements of counsel (including the fees and disbursements of one separate outside counsel for each Demand Holder up to a cap of $                 for each such outside counsel and one counsel for all other Holders, but except as set forth in (b) above, not including any counsel fees of any underwriters) incurred in connection with any registration statement or registered offering covering Registrable Securities held by the Holders;

(g) the costs and expenses of the Company relating to analyst and investor presentations or any “road show” undertaken in connection with the registration and/or marketing of the Registrable Securities; and

(h) any other fees and disbursements customarily paid by the issuers of securities, but not including (i) any other expenses of the Holders, except as set forth in (f) above, or (ii) any underwriting discounts and commissions and transfer taxes, if any.

“Schottenstein” means the entities listed on the signature pages hereto under the heading “Schottenstein”.

“Schottenstein Entities” means the entities comprising Schottenstein, their respective Affiliates and the successors and permitted assigns of the entities and their respective Affiliates.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Transfer” (including its correlative meanings, “Transferor”, “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

Section 1.2 Other Definitional Provisions; Interpretation.

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and references in this Agreement to a designated “Article” or “Section” refer to an Article or Section of this Agreement unless otherwise specified.

(b) The headings in this Agreement are included for convenience of reference only and do not limit or otherwise affect the meaning or interpretation of this Agreement.

(c) The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms.

ARTICLE II

REGISTRATION RIGHTS

Section 2.1 Right to Demand a Non-Shelf Registered Offering. Following the six month anniversary of the date of closing of the ACI IPO, and so long as the Company is not eligible to use Form S-3, upon the demand of one or more Demand Holders (subject to any applicable Lock-Up Period), the Company will facilitate in the manner described in this Agreement a non-shelf registered offering of the Registrable Securities requested by such Demand Holders to be included in such offering. Any demanded non-shelf registered offering may, at the Company’s option, include (i) shares to be sold by the Company for its own account, (ii) shares owned by officers or directors of the Company or other Holders who have contractual rights to be included therein, and (iii) shares to be sold by Holders that exercise their related piggyback rights on a timely basis in accordance with Section 2.2. Notwithstanding the foregoing, Demand Holders may not demand a non-shelf registered offering unless (i) (a) the amount of Registrable Securities requested to be sold by the demanding Holders in such offering is equal to at least five percent (5%) of the total amount of Post-IPO Total Outstanding Common Stock, or (b) such request includes all of the remaining Registrable Securities held by such Demand Holders, and (ii) the Holders of a majority of the outstanding Registrable Securities consent in writing to such demand for a non-shelf registered offering.

Section 2.2 Right to Piggyback on a Non-Shelf Registered Offering. In connection with any registered offering of Common Stock covered by a non-shelf registration statement (whether pursuant to the exercise of demand rights or at the initiative of the Company), any non-demanding Holders may exercise piggyback rights to have included in such offering Registrable Securities held by them (subject to any applicable Lock-Up). The Company will facilitate in the manner described in this Agreement any such non-shelf registered offering. For the avoidance of doubt, if one or more Demand Holders exercise the demand set forth in Section 2.1, each Holder (including such Demand Holders) shall have the right to sell shares in the offering on a “pro rata” basis with “pro rata” being determined by dividing the number of Registrable Securities held or beneficially owned by a Holder (including such Demand Holder) as of the date of this Agreement by the number of Registrable Securities held or beneficially owned by all Holders as of such date.

Section 2.3 Right to Demand and be Included in a Shelf Registration. Without limiting any obligation under a Lock-Up, upon the demand of one or more Demand Holders, made at any time and from time to time when the Company is eligible to utilize Form S-3 or a successor form to sell the Registrable Securities on a delayed or continuous basis in accordance with Rule 415 under the Securities Act, the Company will facilitate in the manner described in this Agreement a shelf registration of Registrable Securities held by the Holders. Any shelf registration filed by the Company covering shares (whether pursuant to a Demand Holder’s demand or the initiative of the Company) will cover Registrable Securities held by each of the Holders up to the highest common percentage of their Registrable Securities, which highest common percentage will be agreed upon by the Demand Holders taking into account any advice of any potential underwriters, after consultation with the Company, to limit the number shares included in such shelf registration. Any such shelf registration statement will cover only such number of Registrable Securities of each Holder that is permitted to be sold under any Lock-Ups applicable to such Holder.

Section 2.4 Demand and Piggyback Rights for Shelf Takedowns. Upon the demand of one or more of the Demand Holders made at any time and from time to time, the Company will facilitate in the manner described in this Agreement a “takedown” of shares off of an effective shelf registration statement. In connection with any underwritten shelf takedown (whether pursuant to the exercise of such demand rights or at the initiative of the Company), the Holders may exercise piggyback rights to have included in such takedown shares held by them that are registered on such shelf. Notwithstanding the foregoing, Demand Holders may not demand a shelf takedown for an underwritten offering (including block-trades and overnight transactions) unless (i) the amount of Registrable Securities requested to be sold by the demanding Demand Holders in such transaction is equal to at least five percent (5%) of the total amount of Post-IPO Total Outstanding Common Stock or (ii) such request includes all of the remaining Registrable Securities included in such shelf registration statement held by such demanding Holders.

Section 2.5 Right to Reload a Shelf. Upon the written request of a Demand Holder, the Company will file and seek the effectiveness of a post-effective amendment to an existing shelf in order to register up to the number of Registrable Securities previously taken down off of such shelf by such Holder and not yet “reloaded” onto such shelf. The Demand Holders and the Company will consult and coordinate with each other in order to accomplish such replenishments from time to time in a sensible manner. Any such shelf registration statement will cover only such number of Registrable Securities of each Holder that is permitted to be sold under any Lock-Ups applicable to such Holder.

Section 2.6 Limitations on Demand and Piggyback Rights.

(a) Notwithstanding anything in this Agreement to the contrary, the first two demands, whether a non-shelf offering or an underwritten takedown, must be for underwritten, marketed, registered offerings only.

(b) Any demand for the filing of a registration statement or for a registered offering or takedown will be subject to the constraints of any applicable Lock-Ups, and such demand must be deferred until such constraints no longer apply. If a demand has been made for a non-shelf registered offering or for an underwritten takedown, no further demands may be made so long as the related offering is still being pursued. Each Demand Holder other than the Colony Financial Entities shall be permitted a maximum of an aggregate of three demands for underwritten offerings pursuant to Section 2.1 or Section 2.4, and the Colony Financial Entities shall be permitted a maximum of an aggregate of one demand for an underwritten offering pursuant to Section 2.1 or Section 2.4. Demand Holders are permitted to make joint demands and aggregate the number of Registrable Securities set forth in their requests so as to meet the minimum requested ownership thresholds set forth in Sections 2.1 and 2.4.

(c) Notwithstanding anything in this Agreement to the contrary, the Company shall not be required to effect more than one demand registration in any 30-day period (with such 30-day period commencing on the closing date of any underwritten offering pursuant to a preceding demand registration).

(d) Notwithstanding anything in this Agreement to the contrary, the Holders will not have piggyback or other registration rights with respect to registered primary offerings by the Company (i) covered by a Form S-4 or a Form S-8 registration statement or a successor form, (ii) where the shares of Common Stock are not being sold for cash or (iii) where the offering is a bona fide offering of securities other than shares of Common Stock, even if such securities are convertible into or exchangeable or exercisable for shares of Common Stock.

(e) The Company may postpone the filing or the effectiveness of a demand registration, including an underwritten shelf takedown, if, based on the good faith judgment of the Company, upon consultation with outside counsel, such filing, the effectiveness of a demand registration, or the consummation of an underwritten shelf takedown, as the case may be, would (i) reasonably be expected to materially impede, delay, interfere with or otherwise have a material adverse effect on any material acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer, financing or any other material business transaction by the Company or any of its subsidiaries or (ii) require disclosure of information that has not been, and is otherwise not required to be, disclosed to the public, the premature disclosure of which the Company, after consultation with outside counsel to the Company, believes would be detrimental the Company, provided that the Company shall not be permitted to impose any such blackout period more than two times in any 12-month period and provided further that any such delay shall not be more than an aggregate of 120 days in any 12-month period.

Section 2.7 Notifications Regarding Registration Statements. In order for one or more Holders to exercise their right to demand that a registration statement be filed, they must so notify the Company in writing indicating the number of Registrable Securities sought to be registered, the proposed plan of distribution and the requested filing date of the registration statement or pricing date of any requested underwritten offering. The Company will keep the Holders reasonably apprised of any registration of Common Stock, whether pursuant to a Holder demand or otherwise, with respect to which a piggyback opportunity is available, or any shelf takedown. Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain the confidentiality of these discussions.

Section 2.8 Notifications From the Company.

(a) If the Company at any time proposes or is required to register any Common Stock under the Securities Act on its behalf or on behalf of any of its stockholders, including pursuant to an underwritten shelf takedown, whether or not on behalf of Demand Holders exercising a demand under this Agreement, on a form and in a manner that would permit registration of the Registrable Securities, the Company shall give each Holder written notice of its intent to do so not less than 15 days prior to the contemplated filing date for the relevant registration statement or prospectus supplement (provided that, in the case of a block trade or overnight transaction pursuant to an existing shelf registration statement, the Company shall notify each Holder as soon as reasonably possible and no later than two days prior to such filing date).

(b) Any Holder wishing to exercise its piggyback rights must notify the Company of the number of Registrable Securities it wishes to include in such offering. Such notice must be given as soon as practicable, but in no event later than 5:00 pm, New York City time, on (i) if applicable, the fifth trading day prior to the date on which the preliminary prospectus or prospectus supplement intended to be used in connection with marketing efforts for the relevant offering is expected to be finalized, and (ii) in all cases, the fifth trading day prior to the date on which the pricing of the relevant takedown occurs; provided that in the case of a block-trade or an overnight transaction, such written requests for inclusion must be received within one day after the date such Company notice is provided.

(c) Pending any required public disclosure and subject to applicable legal requirements, the parties will maintain appropriate confidentiality of their discussions regarding a prospective underwritten takedown.

Section 2.9 Plan of Distribution, Underwriters and Counsel.

(a) Non-Shelf Registered Offerings. Each underwritten offering through a non-shelf registration statement or through an underwritten marketed shelf takedown will have at least two active joint book-runners, one selected by the Demand Holder or Demand Holders, and the other chosen by the Company, in each case, reasonably acceptable to the other party. Such Demand Holder or Demand Holders will also be entitled to select one counsel for the selling Holders (which may be the same as counsel for the Company).

(b) Shelf Registration Statements. Each shelf registration statement, or a prospectus supplement relating to such shelf registration statement, shall include a plan of distribution that provides as much flexibility as is reasonably possible, including with respect to resales by transferee Holders.

(c) Block-Trade or Overnight Transactions. To the extent that an Registrable Securities are permitted to be sold in a block-trade or overnight transaction, the relevant Demand Holder or Demand Holders may select the underwriter and determine the plan of distribution.

Section 2.10 Cutbacks. If the managing underwriters advise the Company and the selling Holders that, in their opinion, the number of shares of Common Stock requested to be included in an underwritten offering exceeds the amount that can be sold in such offering without adversely affecting the distribution (including the price) of the shares of Common Stock being offered, such offering will include only the number of shares of Common Stock that the underwriters advise can be sold in such offering.

(a) In the case of an offering pursuant to a demand from one or more Demand Holders, the Registrable Securities to be included in such offering will be reduced by (i) only including the total number of Registrable Securities of the Holders in such offering as can be included with each such Holder entitled to include its pro rata share (determined in accordance with Section 2.2), (ii) second, to the extent that all Registrable Securities being sold for the account of the Holders can be included, then if the Company elects to sell shares in the offering, only including the total number of shares to be offered by the Company as can be included (in addition to all such Registrable Securities being sold for the account of the Holders) and (iii) third, if all shares being sold for the account of the Holders and the Company can be included, any other shares held by stockholders other than the Holders entitled to be included therein.

(b) In the case of an offering not pursuant to a demand from one or more Demand Holders, the Registrable Securities to be included in such offering will be reduced by (i) first only including any shares of Common Stock being sold for the account of the Company, (ii) second, to the extent that all shares of Common Stock being sold for the account of the Company can be included, then only including the total number of Registrable Securities of the Holders in such offering as can be included (in addition to any such shares of Common Stock being sold for the account of the Company) with each such Holder entitled to include its pro rata share (determined in accordance with Section 2.2), or such other share as the Holders agree and (iii) third, if all shares of Common Stock being sold for the account of the Company and the Holders can be included, any other shares of Common Stock held by stockholders other than the Holders entitled to be included therein.

Section 2.11 Lock-Ups.

(a) In connection with any demanded underwritten offering of shares of Common Stock pursuant to this Agreement, the Company, and its directors and executive officers will agree (whether or not such party is participating in the offering) to be bound by the Lock-Up restrictions (i) set forth in the underwriting agreement, with respect to the Company, and (ii) agreed to with the underwriters in such offering, with respect to the directors and executive officers of the Company (which shall be up to 90 days in connection with the first two underwritten demand offerings, and up to 45 days in connection with the third underwritten demand and thereafter, in each case, from the pricing date of such offering). The Lock-Ups for Company directors and executive officers shall contain customary carve-outs, including, but not limited to, sales pursuant to Rule 10b5-1 plans entered into before any notice of such underwritten offering, sales in connection with the payment of taxes and sales of Common Stock underlying expiring options or similar securities within six months of the date of such Lock-Up. In the event a Form 4 needs to be filed as a result of such transaction, notice shall be provided to the managing underwriters.

(b) In connection with any primary underwritten offering of shares of Common Stock at the initiation of the Company or a secondary offering pursuant to this Agreement, each Holder will enter into a customary lock-up agreement with the underwriters of any such offering, which lock-up agreements shall not be materially more restrictive than the lock-up agreements entered into by the Company directors and executive officers in such offering and, in any event, under which the lock-up period shall not exceed (i) 90 days in the case of a marketed underwritten offering in connection with or prior to the second offering pursuant to a demand from one or more Demand Holders and (ii) 45 days otherwise.

(c) In connection with any secondary underwritten offering of shares of Common Stock other than pursuant to this Agreement, each Holder that “beneficially owns” (as such term is defined under the Exchange Act) five percent (5%) or more of the outstanding Common Stock will enter into a customary lock-up agreement with the underwriters of any such offering, which lock-up agreements shall not be materially more restrictive than the lock-up agreements entered into by the Company directors and executive officers in such offering and, in any event, under which the lock-up period shall not exceed 30 days.

Section 2.12 Expenses. All Registration Expenses incurred in connection with any registration statement or registered offering covering Registrable Securities held by Holders will be borne by the Company, including the reasonable and documented fees and expenses of one counsel for each Demand Holder up to a cap of $                 for each such outside counsel and one counsel for all other participating Holders in an underwritten offering. However, underwriters’, brokers’ and dealers’ discounts and commissions applicable to Registrable Securities sold for the account of a Holder will be borne by such Holder. Notwithstanding anything to the contrary in this Section 2.12, if a Demand Holder withdraws its demand, the Company shall not be required to pay the Registration Expenses unless such withdrawal counts as one of the three available demands.

Section 2.13 Facilitating Registrations and Offerings.

(a) If the Company becomes obligated under this Agreement to facilitate a registration and offering of Registrable Securities on behalf of Holders, the Company will fulfill its specific obligations as described in this Section 2.13.

(b) In connection with each registration statement that is demanded by Holders or as to which piggyback rights otherwise apply, the Company will use its reasonable best efforts to:

(i) prepare and file with the SEC a registration statement covering the applicable Registrable Securities, file amendments thereto as warranted, seek the effectiveness thereof, and file with the SEC prospectuses and prospectus supplements as may be required, all in consultation with the Holders and as reasonably necessary in order to permit the offer and sale of such Registrable Securities in accordance with the applicable plan of distribution;

(ii) within a reasonable time prior to the filing of any registration statement, any prospectus, any amendment (other than Exchange Act filings incorporated by reference and unrelated to the offering) to a registration statement, amendment or supplement to a prospectus or any free writing prospectus, provide copies of such documents to the selling Holders and to the underwriter or underwriters of an underwritten offering, if applicable, and to their respective counsel; reasonably consider such reasonable changes in any such documents prior to or after the filing thereof as the counsel to the Holders or the underwriter or the underwriters may request; and make such of the representatives of the Company as shall be reasonably requested by counsel for the selling Holders or any underwriter available for discussion of such documents;

(iii) within a reasonable time prior to the filing of any document which is to be incorporated by reference into a registration statement or a prospectus (other than Exchange Act filings incorporated by reference and unrelated to the offering), provide copies of such document to counsel for the Holders and underwriters; reasonably consider such reasonable changes in such document prior to or after the filing thereof as counsel for such Holders or such underwriter shall request; and make such of the representatives of the Company as shall be reasonably requested by such counsel available for discussion of such document;

(iv) cause each registration statement and the related prospectus and any amendment or supplement thereto, as of the effective date of such registration statement, amendment or supplement and during the distribution of the registered shares (x) to comply in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC and (y) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(v) notify each Holder promptly, and, if requested by such Holder, confirm such advice in writing, (A) when a registration statement has become effective and when any post-effective amendments and supplements thereto become effective if such registration statement or post-effective amendment is not automatically effective upon filing pursuant to Rule 462 of the Securities Act, (B) of the issuance by the SEC or any state securities authority of any stop order, injunction or other order or requirement suspending the effectiveness of a registration statement or the initiation of any proceedings for that purpose, (C) if, between the effective date of a registration statement and the closing of any sale of securities covered thereby pursuant to any agreement to which the Company is a party, the representations and warranties of the Company contained in such agreement cease to be true and correct in all material respects or if the Company receives any notification with respect to the suspension of the qualification of the securities for sale in any jurisdiction or the initiation of any proceeding for such purpose, and (D) of the happening of any event during the period a registration statement is effective as a result of which such registration statement or the related Prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

(vi) furnish counsel for each underwriter, if any, and one counsel for the Holders copies of any correspondence with the SEC or any state securities authority relating to the registration statement or prospectus;

(vii) comply with all applicable rules and regulations of the SEC, including making available to its security holders an earnings statement covering at least 12 months which shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar provision then in force); and

(viii) obtain the withdrawal of any order suspending the effectiveness of a registration statement at the earliest possible time.

(c) In connection with any non-shelf registered offering or shelf takedown that is demanded by Holders or as to which piggyback rights otherwise apply, the Company will:

(i) reasonably cooperate with the selling Holders and the sole underwriter or managing underwriter of an underwritten offering, if any, to facilitate the timely preparation and delivery of certificates representing the shares to be sold, if any, and not bearing any restrictive legends; and enable such shares to be in such denominations (consistent with the provisions of the governing documents thereof) and registered in such names as the selling Holders or the sole underwriter or managing underwriter of an underwritten offering of shares, if any, may reasonably request at least five days prior to any sale of such shares;

(ii) furnish to each Holder and to each underwriter, if any, participating in the relevant offering, without charge, as many copies of the applicable prospectus, including each preliminary prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the public sale or other disposition of the shares of Common Stock; the Company hereby consents to the use of the prospectus, including each preliminary prospectus, by each such Holder and underwriter in connection with the offering and sale of the shares of Common Stock covered by the prospectus or the preliminary prospectus;

(iii) use reasonable best efforts to register or qualify the shares of Common Stock being offered and sold, no later than the time the applicable registration statement becomes effective, under all applicable state securities or “blue sky” laws of such jurisdictions as each underwriter, if any, or any Holder holding Registrable Securities covered by a registration statement, shall reasonably request; use reasonable best efforts to keep each such registration or qualification effective during the period such registration statement is required to be kept effective; and do any and all other acts and things which may be reasonably necessary or advisable to enable each such underwriter, if any, and each such Holder to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that in each case under this paragraph (iii), the Company shall not be obligated to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to consent to be subject to general service of process (other than service of process in connection with such registration or qualification or any sale of shares in connection therewith) in any such jurisdiction;

(iv) cause all shares of Common Stock being sold to be qualified for inclusion in or listed on the New York Stock Exchange or the primary securities exchange on which shares issued by the Company are then so qualified;

(v) reasonably cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter in an underwritten offering;

(vi) use reasonable best efforts to facilitate the distribution and sale of any Registrable Securities to be offered pursuant to this Agreement, including without limitation by making road show presentations, holding meetings with potential investors and taking such other actions as shall be reasonably requested by the Holders or the lead managing underwriter of an underwritten offering; and

(vii) enter into customary agreements (including, in the case of an underwritten offering, underwriting agreements in customary form, and including provisions with respect to indemnification and contribution in customary form and consistent with the provisions relating to indemnification and contribution contained herein) and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such shares and in connection therewith:

(A) make such representations and warranties to the selling Holders and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in similar underwritten offerings;

(B) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the lead managing underwriter, if any) addressed to the underwriters, if any, covering the matters customarily covered in opinions requested in sales of securities or underwritten offerings and such other matters as may be reasonably requested by such underwriters;

(C) obtain “cold comfort” letters and updates thereto from the Company’s independent certified public accountants addressed to the underwriters, if any, which letters shall be customary in form and shall cover matters of the type customarily covered in “cold comfort” letters to underwriters in connection with primary underwritten offerings; and

(D) to the extent requested and customary for the relevant transaction, enter into a securities sales agreement with the

Holders providing for, among other things, the appointment of an agent for the selling Holders for the purpose of soliciting purchases of shares, which agreement shall be customary in form, substance and scope and shall contain customary representations, warranties and covenants.

The above shall be done at such times as customarily occur in similar registered offerings or shelf takedowns.

(d) In connection with each registration and offering of shares to be sold by Holders, the Company will, in accordance with customary practice, make available for inspection by one representative of the Demand Holders and underwriters and any counsel or accountant retained by the Demand Holders or underwriters all relevant financial and other records, pertinent corporate documents and properties of the Company and cause appropriate officers, managers and employees of the Company to supply all information reasonably requested by any such representative, underwriter, counsel or accountant in connection with their due diligence exercise.

(e) Each Holder that holds shares covered by any registration statement will furnish to the Company such information regarding itself as is required to be included in the registration statement, the ownership of shares by such Holder and the proposed distribution by such Holder of such shares as the Company may from time to time reasonably request in writing.

ARTICLE III

INDEMNIFICATION

Section 3.1 Indemnification by the Company. In the event of any registration of any Registrable Securities of the Company under the Securities Act pursuant to Article II, the Company hereby indemnifies and agrees to hold harmless, to the fullest extent permitted by Law, each Holder who sells Registrable Securities covered by such registration statement, each Affiliate of such Holder and their respective directors and officers or general and limited partners or members (and the directors, officers, employees, members, Affiliates and controlling Persons of any of the foregoing), each other Person who participates as an underwriter in the offering or sale of such Registrable Securities and each other Person, if any, who controls such Holder or any such underwriter within the meaning of the Securities Act (each, and “Indemnified Party” and collectively, the “Indemnified Parties”), against any and all losses, claims, damages or liabilities, joint or several, and reasonable and documented expenses to which such Indemnified Party may become subject under the Securities Act, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof, whether or not such Indemnified Party is a party thereto) arise out of or are based upon: (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or related document or report; or (b) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus, in the light of the circumstances when they were made, and the Company will reimburse such Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, liability, action or proceeding; provided that the Company will not be liable to any Indemnified Party in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, in any such preliminary, final or summary prospectus, or any amendment or supplement thereto in reliance upon and in conformity with written information with respect to such Indemnified Party furnished to the Company by such Indemnified Party expressly for use in the preparation thereof. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any Indemnified Party and will survive the Transfer of such Registrable Securities by such Holder or any termination of this Agreement.

Section 3.2 Indemnification by the Holders and Underwriters. The Company may require, as a condition to including any Registrable Securities in any registration statement filed in accordance with Article II, that the Company shall have received an undertaking reasonably satisfactory to it from the Holder of such Registrable Securities or any prospective underwriter to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.1) the Company, all other Holders or any prospective underwriter, as the case may be, and any of their respective Affiliates, directors, officers and controlling Persons, with respect to any untrue statement in or omission from such registration statement, any preliminary, final or summary prospectus contained therein, or any amendment or supplement, if such untrue statement or omission was made in reliance upon and in conformity with written information with respect to such Holder or underwriter furnished to the Company by such Holder or underwriter expressly for use in the preparation of such registration statement, preliminary, final or summary prospectus or amendment or supplement, or a document incorporated by reference into any of the foregoing. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any of the Holders, or any of their respective Affiliates, directors, officers or controlling Persons and will survive the Transfer of such Registrable Securities by such Holder. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation.

Section 3.3 Notices of Claims, Etc. Promptly after receipt by an Indemnified Party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this Article III, such Indemnified Party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action; provided that the failure of the Indemnified Party to give notice as provided herein will not relieve the indemnifying party of its obligations under Section 3.1 or Section 3.2, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an Indemnified Party, unless in such Indemnified Party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel selected by such indemnifying party, and after notice from the indemnifying party to such Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. If, in such Indemnified Party’s reasonable judgment, having common counsel would result in a conflict of interest between the interests of such indemnified and indemnifying parties, then such Indemnified Party may employ separate counsel reasonably acceptable to the indemnifying party to represent or defend such Indemnified Party in such action. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of such claim or litigation.

Section 3.4 Contribution. If the indemnification provided for hereunder from the indemnifying party is unavailable to an Indemnified Party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to herein for reasons other than those described in the proviso in the first sentence of Section 3.1, then the indemnifying party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and Indemnified Parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and Indemnified Parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or Indemnified Parties, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party under this Section 3.4 as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. In no event shall the liability of any selling Holder of Registrable Securities hereunder be greater in amount than the dollar amount of the proceeds actually received by such Holder upon the sale of the Registrable Securities giving rise to such contribution obligation.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 3.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 3.5 Non-Exclusivity. The obligations of the parties under this Article III will be in addition to any liability which any party may otherwise have to any other party.

ARTICLE IV

OTHER

Section 4.1 Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given (a) when delivered personally, (b) five (5) Business Days after being sent by certified or registered mail, postage prepaid, return receipt requested, (c) one (1) Business Day after being sent by Federal Express or other nationally recognized overnight courier, or (d) if transmitted by facsimile, if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (a), (b) or (c) to parties at the following addresses (or at such other address for a party as shall be specified by prior written notice from such party):

if to the Company:

Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert A. Gordon, Esq.

if to Cerberus:

c/o Cerberus Capital Management, L.P.

875 Third Avenue, 11th Floor

New York, NY 10022

Attention: Lenard Tessler

Alex Benjamin, Esq.

with an additional copy (not constituting notice) to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Stuart D. Freedman, Esq.

Antonio L. Diaz-Albertini, Esq.

if to Colony Financial:

c/o Colony NorthStar, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

Attention: Director / Legal Assistant

and:

c/o Colony NorthStar, Inc.

712 Fifth Avenue

35th Floor

New York, NY 10019

Attention: David Schwarz

with an additional copy (not constituting notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam Turteltaub

if to Kimco:

c/o Kimco Realty Corporation

3333 New Hyde Park Road, Suite 100

New Hyde Park, NY 11042

Attention: Raymond Edwards and Bruce Rubenstein

with an additional copy (not constituting notice) to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Philip Richter and Steven G. Scheinfeld, Esq.

if to Klaff:

Klaff Realty, L.P.

35 E. Wacker Drive

Suite 2900

Chicago, IL 60601

Attention: Hersch M. Klaff

with an additional copy (not constituting notice) to:

Fox, Swibel, Levin & Carroll, LLP

200 W. Madison Street, Suite 3000

Chicago, IL 60603

Attention: Laurie A. Levin

if to Lubert-Adler:

Lubert-Adler Partners

The FMC Tower

2929 Walnut Street, Suite 1530

Philadelphia, PA 19104

Attention: Dean Adler

R. Eric Emrich

with an additional copy (not constituting notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attention: Richard J. Campbell

if to Schottenstein:

Jubilee Limited Partnership

4300 E. Fifth Ave.

Columbus, OH 43219

Attention: Ben Kraner

Tod H. Friedman, Esq.

if to any Individual Stockholder:

c/o Albertsons Companies, Inc.

250 Parkcenter Blvd.

Boise, ID 83706

Attention: Robert A. Gordon, Esq.

Section 4.2 Assignment. Neither the Company nor any Holder shall assign all or any part of this Agreement without the prior written consent of the Company; provided, however, that any Holder may assign its respective rights and obligations under this Agreement in whole or in part to any of its respective Affiliates (in each case under this Section 4.2, not including a portfolio company), or through an in-kind distribution to its direct or indirect equityholders without the consent of any other party (unless such in-kind distribution would be prohibited under any applicable Lock-Up); provided, further, that no Holder shall transfer any Registrable Securities to its Affiliates or through such an in-kind distribution unless such transferees assume the respective rights and obligations of such Holder under this Agreement, including the obligation to deliver Lock-Ups pursuant to Section 2.11. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Any such transfer of registration rights will be effective upon receipt by the Company of (i) written notice from such Holder stating the name and address of any transferee and identifying the number of shares with respect to which rights under this Agreement are being transferred and the nature of the rights so transferred, and (ii) a written agreement from such transferee to be bound by the terms of this Agreement.

Section 4.3 Amendments; Waiver. This Agreement may be amended, supplemented or otherwise modified, or any provision waived, only by a written instrument executed by the Company and the Holders holding a majority of the Registrable Securities subject to this Agreement; provided that no such amendment, supplement or other modification or waiver shall adversely affect the economic interests of any Holder hereunder, or increase the obligations of any Holder, disproportionately to other Holders without the written consent of such Holder. For the avoidance of doubt, no consent pursuant to this Section 4.3 shall be required in connection with any amendment or revision to Schedule A unless such amendment or revision is to remove a Holder from such schedule at a time when such Holder would otherwise be entitled to registration rights herein. No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

Section 4.4 Term. In the event that (i) a Holder ceases to hold any Registrable Securities and (ii) such Holder is not a party to any agreement with the Company restricting such Holder from selling any Registrable Securities other than pursuant to an underwritten offering, then all of such Holder’s rights and obligations under this Agreement shall expire and such Holder will cease to be a “Holder” for all purposes hereunder without any further action of the Company or any other party hereto, provided that the provisions of Article III shall survive the termination of this Agreement with respect to a Holder.

Section 4.5 Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

Section 4.6 Rule 144. Without limiting the limitations on sales pursuant to the Company Lock-Up or any Lock-Up with an Underwriter pursuant to an offering of Common Stock, for so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act (or, if the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act but is not required to file such reports, it will, upon the request of any Holder, make publicly available such information), and it will take such further action as any Holder may reasonably request (including by providing customary legal opinions and certificates required by a transfer agent) so as to enable such Holder to sell shares without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC, in each case, only to the extent such sales would be permitted under all applicable Lock-Ups. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

Section 4.7 In-Kind Distributions. If any Holder seeks to effectuate an in-kind distribution of all or part of its shares to its direct or indirect equityholders, the Company will, only to the extent such in-kind distribution would be permitted under all applicable Lock-Ups, cooperate with such Holder and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by such Holder, as well as any resales by such transferees under a shelf registration statement covering such distributed shares.

Section 4.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 4.9 CONSENT TO JURISDICTION. EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

Section 4.10 MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 4.11 Specific Performance. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the non-breaching party would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

Section 4.12 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter.

Section 4.13 Severability. If one or more of the provisions, paragraphs, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, paragraph, word, clause, phrase or sentence in every other respect and of the remaining provisions, paragraphs, words, clauses, phrases or sentences hereof shall not be in any way impaired, it being intended that all rights, powers and privileges of the parties hereto shall be enforceable to the fullest extent permitted by Law.

Section 4.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

Section 4.15 Effectiveness. This Agreement shall become effective, as to any Holder, as of the date signed by the Company and countersigned by such Holder.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

COMPANY:

ALBERTSONS COMPANIES, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

CERBERUS:

[_______]

By:
Name:
Title:

SCHOTTENSTEIN:

[_______]

By:
Name:
Title:

KLAFF:

[_______]

By:
Name:
Title:

LUBERT-ADLER:

[_______]

By:
Name:
Title:

KIMCO:

[_______]

By:
Name:
Title:

COLONY FINANCIAL:

[_______]

By:
Name:
Title:

Schedule A

Individual Stockholders

[_______]